SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 15, 2009

PHARMOS CORPORATION

(Exact name of Registrant as Specified in its Charter)

Nevada	0-11550	36-3207413
(State or Other Jurisdiction	(Commission file Number)	(IRS Employer
of Incorporation)		Identification No.)

99 Wood Avenue South, Suite 311, Iselin, NJ	08830
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (732) 452-9556

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 15, 2009, Pharmos Corporation received written waivers from certain holders of its 10% Convertible Debentures Due November 1, 2012 — New Enterprise Associates 10, Limited Partnership (affiliated with Charles W. Newhall, III, a Director of Pharmos), Robert F. Johnston (Executive Chairman of Pharmos) and Venrock Associates, Venrock Associates III, L.P., and Venrock Entrepreneurs Fund III, L.P. (all of which are affiliated with Anthony B. Evnin, a Director of Pharmos) — that permitted the payment of interest to such holders, with respect to the interest due on the January 15, 2009 interest payment date, in the form of shares of common stock notwithstanding the absence of a registration statement. The interest conversion rate is defined in the debenture as the greater of (i) the average of the five closing prices immediately prior to the applicable interest payment date (which was $0.128), (ii) the closing price on the date of the second closing (which has not occurred to date), and (iii) the closing price on the date of the first closing (which was $0.34). The dollar amount of interest to be paid in stock amounted to an aggregate of $150,000 which, converted at $0.34 per share, resulted in an aggregate of 441,177 shares issued to the debenture holders who agreed to receive interest in the form of common stock.

Item 9.01 Financial Statements and Exhibits.

Exhibits

4.1	Form of waiver, dated January 15, 2009, under Pharmos Corporation 10% Convertible Debentures Due November 1, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 22nd day of January, 2009.

PHARMOS CORPORATION

By:	/s/ S. Colin Neill

Name: S. Colin Neill

Title: President and Chief Financial Officer